                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  __________

                                 SCHEDULE 13G


            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 and 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934



                           Jackpot Enterprises, Inc.
                           -------------------------
                               (Name of Issuer)

                     Common Stock Par Value $.01 Per Share
                     -------------------------------------
                        (Title of Class of Securities)

                                  466392 10 7
                                  -----------
                                (CUSIP Number)



                                 March 8, 2000
                              ------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[_]  Rule 13d-1(d)

  ---------------------                                       ------------------
  CUSIP No. 466392 10 7               13G                     Page 2 of 12 Pages
  ---------------------                                       ------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSON.
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              HIGHFIELDS CAPITAL MANAGEMENT LP

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
              DELAWARE

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            842,900

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          --0--
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             842,900

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          --0--
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      842,900
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      PN

------------------------------------------------------------------------------

  ---------------------                                       ------------------
  CUSIP No. 466392 10 7               13G                     Page 3 of 12 Pages
  ---------------------                                       ------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSON.
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              HIGHFIELDS GP LLC

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
              DELAWARE

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            842,900

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          --0--
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             842,900

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          --0--
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      842,900
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      OO

------------------------------------------------------------------------------

  ---------------------                                       ------------------
  CUSIP No. 466392 10 7               13G                     Page 4 of 12 Pages
  ---------------------                                       ------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSON.
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              JONATHON S. JACOBSON

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
              UNITED STATES

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            842,900

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          --0--
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             842,900

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          --0--
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      842,900
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      IN

------------------------------------------------------------------------------

  ---------------------                                       ------------------
  CUSIP No. 466392 10 7               13G                     Page 5 of 12 Pages
  ---------------------                                       ------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSON.
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              RICHARD L. GRUBMAN

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
              UNITED STATES

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            842,900

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          --0--
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             842,900

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          --0--
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      842,900
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      IN

------------------------------------------------------------------------------

  ---------------------                                       ------------------
  CUSIP No. 466392 10 7               13G                     Page 6 of 12 Pages
  ---------------------                                       ------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSON.
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              HIGHFIELDS CAPITAL LTD.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
              CAYMAN ISLANDS

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            608,938

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          --0--
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             608,938

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          --0--
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      608,938
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      OO

------------------------------------------------------------------------------

  ---------------------                                       ------------------
  CUSIP No. 466392 10 7               13G                     Page 7 of 12 Pages
  ---------------------                                       ------------------


ITEM 1(a).     NAME OF ISSUER:

     Jackpot Enterprises, Inc.
     ---------------------------------------------------------------------------

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     1110 Palms Airport Drive, Las Vegas, Nevada 89119
     ---------------------------------------------------------------------------

ITEM 2(a).     NAME OF PERSON FILING:

     This statement is being filed by the following persons with respect to the shares of common stock of the Issuer directly owned by Highfields Capital I LP, Highfields Capital II LP and Highfields Capital Ltd. (collectively, the "Funds"):

     (i) Highfields Capital Management LP, a Delaware limited partnership ("Highfields Capital Management") and Investment Manager to each of the Funds,

     (ii) Highfields GP LLC, a Delaware limited liability company ("Highfields GP") and the General Partner of Highfields Capital Management,

     (iii)  Jonathon S. Jacobson, a Managing Member of Highfields GP, and

     (iv) Richard L. Grubman, a Managing Member of Highfields GP.

     This statement is also being filed by Highfields Capital Ltd., an exempted limited company organized under the laws of the Cayman Islands, with respect to the shares of common stock of the Issuer owned by Highfields Capital Ltd.

     Highfields Capital Management, Highfields GP, Mr. Jacobson, Mr. Grubman and Highfields Capital Ltd. are sometimes individually referred to herein as a "Reporting Person" and collectively as the "Reporting Persons".

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     Address for Highfields Associates, Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman:
     c/o Highfields Capital Management
     200 Clarendon Street
     Boston, Massachusetts 02117
     ---------------------------------------------------------------------------

  ---------------------                                       ------------------
  CUSIP No. 466392 10 7               13G                     Page 8 of 12 Pages
  ---------------------                                       ------------------


     Address for Highfields Capital Ltd.:
     c/o Goldman Sachs (Cayman) Trust Limited
     Harbour Centre, North Church Street
     P.O. Box 896
     George Town, Grand Cayman
     Cayman Islands B.W.I.
     ---------------------------------------------------------------------------

ITEM 2(c).     CITIZENSHIP:

     Highfields Capital Management - Delaware
     Highfields GP - Delaware
     Richard L. Grubman - United States
     Jonathon S. Jacobson - United States
     Highfields Capital Ltd. - Cayman Islands
     ---------------------------------------------------------------------------

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

     Common Stock par value $.01 per share
     ---------------------------------------------------------------------------

ITEM 2(e).     CUSIP NUMBER:

     466392 10 7
     ---------------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

     (a) [_]   Broker or dealer registered under Section 15 of the Exchange Act.

     (b) [_]   Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) [_]   Insurance company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e) [_]   An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

  ---------------------                                       ------------------
  CUSIP No. 466392 10 7               13G                     Page 9 of 12 Pages
  ---------------------                                       ------------------


     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;


     (j) [_]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box.  [X]

ITEM 4.        OWNERSHIP.

     If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1
(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

For Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman:

     (a)  Amount beneficially owned:

          842,900 shares of Common Stock
          ------------------------------

     (b)  Percent of class:

          9.8%
          ------------------------------

     (c) Number of shares as to which such person has:

         (i)   Sole power to vote or to direct the vote   842,900
                                                         ---------

         (ii)  Shared power to vote or to direct the vote    --0--
                                                           ---------

         (iii) Sole power to dispose or to direct the disposition of   842,900
                                                                      ----------

         (iv)  Shared power to dispose or to direct the disposition of   --0--
                                                                       ---------

For Highfields Capital Ltd.:

     (a)   Amount beneficially owned:

           608,938 shares of Common Stock.
           -------------------------------

     (b)   Percent of class:

           7.1%
           -------------------------------

  ---------------------                                      -------------------
  CUSIP No. 466392 10 7               13G                    Page 10 of 12 Pages
  ---------------------                                      -------------------


     (c)   Number of shares as to which such person has:

           (i)   Sole power to vote or to direct the vote   608,938
                                                          -----------

           (ii)  Shared power to vote or to direct the vote   --0--
                                                            ---------

           (iii) Sole power to dispose or to direct the disposition of   608,938
                                                                     -----------

           (iv)  Shared power to dispose or to direct the disposition of  --0--
                                                                         -------

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     Not applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     The shares to which this filing by Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman relates are beneficially owned by the Funds, each of which has the power to direct the dividends from or the proceeds of the sale of the shares owned by such Funds. Highfields Capital Management serves as the Investment Manager to each of the Funds. Highfields Capital Ltd., a reporting person herein, owns 7.1% of the shares of common stock of the Issuer; however, neither Highfields Capital I LP nor Highfields Capital II LP individually owns more than five percent of the shares of common stock of the Issuer.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.

ITEM 10.       CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issue of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

  ---------------------                                      -------------------
  CUSIP No. 466392 10 7               13G                    Page 11 of 12 Pages
  ---------------------                                      -------------------



                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                March 17, 2000
                      -----------------------------------
                                     Date

                      HIGHFIELDS CAPITAL MANAGEMENT LP
                      By: Highfields GP LLC, its General Partner

                           /s/ KENNETH H. COLBURN
                           ----------------------------
                                   Signature

                           Kenneth H. Colburn,
                           Chief Operating Officer
                           Highfields Capital Management, Authorized Signatory
                           ---------------------------------------------------
                                   Name/Title

                      HIGHFIELDS GP LLC

                           /s/ KENNETH H. COLBURN
                           ----------------------------
                                   Signature

                           Kenneth H. Colburn, Authorized Signatory
                           ----------------------------------------
                                   Name/Title

                      JONATHON S. JACOBSON

                           /s/ KENNETH H. COLBURN
                           ----------------------------
                                   Signature

                           Kenneth H. Colburn, Attorney-in-Fact
                           ------------------------------------
                                   Name/Title

                      RICHARD L. GRUBMAN

                           /s/ KENNETH H. COLBURN
                           ----------------------------
                                   Signature

                           Kenneth H. Colburn, Attorney-in-Fact
                           ----------------------------------------
                                   Name/Title

  ---------------------                                      -------------------
  CUSIP No. 466392 10 7               13G                    Page 12 of 12 Pages
  ---------------------                                      -------------------


                      HIGHFIELDS CAPITAL LTD.

                      By:  Highfields Capital Management LP,
                           its Investment Manager

                      By:  Highfields GP LLC,
                           its General Partner

                           /s/ KENNETH H. COLBURN
                           ----------------------------------------
                                   Signature

                           Kenneth H. Colburn, Authorized Signatory
                           ----------------------------------------
                                   Name/ Title